FitLife Brands Announces Preliminary Fourth Quarter and Full Year 2015 Results

Provides Update on iSatori Integration

OMAHA, Neb. – March 10, 2016 - FitLife Brands, Inc. (“FitLife”) (OTCBB: FTLF), an international provider of innovative and proprietary nutritional supplements for health conscious consumers marketed under the brand names NDS Nutrition Products(TM) ("NDS") (www.ndsnutrition.com), PMD(R) (www.pmdsports.com), SirenLabs(R) (www.sirenlabs.com), CoreActive(R) (www.coreactivenutrition.com), Metis Nutrition(TM) (www.metisnutrition.com), iSatori(TM) (www.isatori.com), Energize (www.tryenergize.com), and BioGenetic Laboratories, (www.biogeneticlabs.com), today announced preliminary results for its fourth quarter and full year ended December 31, 2015.

The Company is providing certain preliminary estimates of the results of operations that it expects to report for its fourth quarter and full year 2015. During the fourth quarter, the Company adopted an accounting change related to vendor-funded discounts, which reclassifies revenue and marketing expenses. The financial results provided in this release are preliminary and prior to the completion of the review by FitLife Brands’ external auditor and are therefore subject to change.

Highlights

•	4Q15 revenue is expected to be $3.8 million, which includes $1.4 million in iSatori revenue contribution.
•	2015 revenue is expected to be $17.9, which includes $1.4 million in iSatori revenue contribution.

•	4Q15 FitLife revenue including the revenue reclassification and excluding iSatori revenue contribution is expected to be $2.4 million, a 19% increase versus $2.0 million recorded during 4Q14.
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2015 FitLife revenue including revenue reclassification and excluding iSatori revenue contribution is expected to be $16.5 million, a 16% decrease versus $19.6 million recorded during 2014, which is consistent with the new discounted pricing model in light of the transition to GNC’s centralized distribution platform.

To ensure consistent accounting treatment across all operating subsidiaries following the merger with iSatori, FitLife Brands adopted an accounting change for recognizing vendor-funded discounts. Historically, the Company recorded all sales discounts on direct purchases by franchisees as an offset to revenue at the time of shipment. Indirect sales through GNC were booked at full invoice at the time of shipment. Vendor-funded discounts on indirect sales were charged back to the Company upon fulfillment from GNC to franchisees and booked as an operating expense consistent with the matching principle. This practice, which was reflected in our quarterly results for the first three quarters of 2015, matched the sales and marketing expense with actual shipment of product to franchisees. Going forward, inclusive of our full-year results for 2015, the Company will now record an estimate of vendor-funded discounts as a deduction from revenue upon shipment to GNC’s indirect warehousing system. Because discounting programs change monthly and actual fulfillment to the franchisees often spans multiple accounting periods, the Company will adjust actual discounts relative to the estimate each quarter. This approach, while imperfect, will ensure consistent accounting policies across all operating divisions and is considered a more conservative practice relative to GAAP. As a result of the new policy, certain costs previously recorded as a marketing expense will now be reflected as an offset to revenue with no net effect on operating or net income. A pro forma reconciliation will be provided in the 10-K, and all revenue figures below have been adjusted for the reclassification in all periods.

Total revenue is estimated to be approximately $3.8 million for the fiscal fourth quarter ended December 31, 2015, compared to $2.0 million in the prior year period. Included in the total revenue figure is an approximate $1.4 million contribution from the iSatori acquisition. Excluding iSatori-related contribution, the Company expects to report fourth quarter 2015 FitLife revenue of approximately $2.4 million, a 19% increase from $2.0 million last year. The accounting change reduced revenue by $412,000 in the quarter and by $117,000 in the fourth quarter of 2014.

Net income for the fourth quarter is expected to be a loss of approximately $1.8 million compared to a loss of $509,000 in the same period a year ago. Approximately $0.7 million of the loss was attributable to iSatori and $1.1 million to the core FitLife business. The decrease in net income was principally attributable to approximately $200,000 of non-recurring costs incurred in connection with our merger with iSatori and nearly $150,000 investment in its new Metis line for advertising and new product development. In addition, the Company incurred additional one-time expenses, which totaled approximately $200,000.

For the full year 2015, total revenue is estimated at $17.9 million, including iSatori’s fourth quarter contribution, versus $19.6 million in 2014. Core FitLife revenue for the year was approximately $16.5 million. The decrease in annual revenue was primarily attributable to the shift to GNC’s centralized distribution where the Company now sells its products at an approximate 15 percent discount to the prior model. This is more evident as core revenue was down approximately 15 percent. Revenue for 2015 and 2014, was lowered by approximately $1.5 million and $0.4 million, respectively, due to the reclassification of indirect product rebates from sales and marketing expense to a reduction in revenue.

Net income for fiscal year 2015 is estimated at a loss of $1.2 million compared to a profit of $1.7 million in 2014. The core FitLife business’ expected loss is approximately $0.5 million. Contributing to the loss was approximately $750,000 in merger related expenses, a noncash stock expense of $400,000 earlier in the year, and previously addressed investments in the new Metis product line.

The Company has made significant progress with the integration of the iSatori acquisition. During the fourth quarter, the Company was able to reduce redundant headcount, consolidate public company expenses, sublet iSatori’s Denver warehouse and reorganized iSatori’s fulfillment and distribution to become more in line with FitLife’s. The Company also reformulated the majority of iSatori products to reduce cost of goods sold while maintaining efficacy, and introduced five (5) new products during the fourth quarter. Inclusive of the $750,000 adjustment to the purchase price, the Company has invested approximately $2.0 million to strengthen iSatori’s working capital position and offset what are expected to be short-term operating losses in connection with the integration process. The Company expects that the majority of integration expenses were incurred during the fourth quarter and that significant efficiencies will be achieved going forward.

“2015 was a transformational year for FitLife Brands. We completed the shift of our distribution platform, launched the Metis product line into GNC’s corporate stores and completed the acquisition of iSatori, Inc. However, 2015 financial comparisons were clouded by the shift to shipping indirectly to GNC’s centralized distribution, our adoption of an accounting change reclassifying revenue and expenses, and the one-time absorption of merger related expenses. We believe the impact of those events are behind us, and we feel the Company is well positioned to take advantage of the very positive changes that were implemented and new opportunities in 2016,” said John S. Wilson, Chief Executive Officer of FitLife Brands.

“Our outlook for 2016 remains extremely positive. We anniversaried the shift to GNC’s centralized distribution late in the year and we expect our organic revenue growth will be more transparent going forward. We believe that the reorganization and continued introduction of new and innovative products for iSatori will help it return to growth and we will gain operating leverage from the cost restructuring we did to their operations during 2015. We are experiencing very positive trends thus far in the first quarter and are excited about the success of many of the new products that we have introduced. In addition, we believe our largest customer’s decision to convert 1,000 of its corporate stores to franchise locations over the next several years will significantly benefit FitLife going forward.

The Company expects to announce full fourth and year-end 2015 results in late March. Following the issuance of full 2015 financial results, the company will provide recorded comments that can be accessed on the FitLife Brands' website under the "Investor Relations" section.

About FitLife Brands

FitLife Brands formulates innovative and proprietary nutritional supplements for health conscious consumers marketed under the brand names NDS Nutrition Products(TM) ("NDS") (www.ndsnutrition.com), PMD(R) (www.pmdsports.com), SirenLabs(R) (www.sirenlabs.com), CoreActive(R) (www.coreactivenutrition.com), Metis Nutrition(TM) (www.metisnutrition.com), iSatori(TM) (www.isatori.com), Energize (www.tryenergize.com), and BioGenetic Laboratories (www.biogeneticlabs.com). FitLife currently markets over 80 different dietary supplements to promote sports nutrition, improved performance, weight loss, energy and general health that primarily sell through domestic and international GNC(R) franchise locations. FitLife distributes its products to thousands of retail stores, including outlets such as GNC, Vitamin Shoppe, Vitamin World, Walmart, Walgreens, and other Fortune 500 companies, augmented by internet sales through its various website properties. The Company’s core competencies include the development of new, innovative, and proprietary products, supported by creative, yet effective sales and marketing programs, all designed to expand its distribution and revenue. FitLife is headquartered in Omaha, Nebraska. For more information please visit our new website at www.fitlifebrands.com.

Forward-Looking Statement

Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to: the ability to of the Company to continue to grow revenue; and the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in The Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact for FitLife Brands:

Three Part Advisors, LLC

Jeff Elliott, 972-423-7070, or

Dave Mossberg, 817-310-0051